Exhibit 10.17

CONVENIO QUE CELEBRAN, POR UNA PRIMERA PARTE, DON DAVID GOLD, S.A. DE C.V., (EN LO SUCESIVO IDENTIFICADA COMO "LA COMPAÑÍA"), REPRESENTADA EN ESTE ACTO POR EL SR. WILLIAM W. REID; Y POR UNA SEGUNDA PARTE, ING. JOSE PEREZ REYNOSO, (EN LO SUCESIVO IDENTIFICADO COMO EL "CONCESIONARIO"), CONJUNTAMENTE REFERIDOS COMO LAS "PARTES", POR SU PROPIO DERECHO, CONFORME A LOS SIGUIENTES ANTECEDENTES, DECLARACIONES Y CLAUSULAS:	AGREEMENT ENTERED INTO BY AND BETWEEN AS THE FIRST PARTY, DON DAVID GOLD, S.A. DE C.V. (HEREINAFTER "THE COMPANY"), REPRESENTED HEREIN BY MR. WILLIAM W. REID; AND AS THE SECOND PARTY, MR. JOSE PEREZ REYNOSO, (HEREINAFTER THE "CONCESSIONAIRE"), JOINTLY REFERRED HEREINAFTER AS TO THE "PARTIES" ON HIS OWN BEHALF, IN ACCORDANCE WITH THE FOLLOWING PRECEDENTS, REPRESENTATIONS AND CLAUSES:
ANTECEDENTES	**PRECEDENTS**
1. Con fecha 21 de noviembre de 2002, celebraron un Contrato de Exploración y Explotación, (en lo sucesivo el "CONTRATO"), relativo a las concesiones mineras "La Tehuana", título 210029, "El Águila", título 206772 y "El Aire", título 158272, a las que en lo sucesivo se les denominará como los "LOS LOTES" el cual se encuentra inscrito bajo acta 217 a fojas 132 del volumen 14 del Libro de Actas, Contratos y Convenios Mineros, del Registro Público de Minería.	1. An Exploration and Exploitation agreement was entered on November 21, 2002 (hereinafter the "AGREEMENT") related to the mining concessions "La Tehuana2, title number 210029, "El Águila", title number 206772 and "El Aire", title number 158272, hereinafter referred as to the "THE LOTS" which has been registered under document 217 page 132, volume 14 in the Mining Acts, Contracts and Agreements Book, of the Public Mining Registry.
2. En la cláusula CUARTA del CONTRATO se establece que:	2. In clause FOUR of the AGREEMENT it has been established that:
La COMPAÑÍA pagará al CONCESIONARIO una regalía sobre liquidaciones netas de fundición (en adelante "Regalías de Producción") sobre las liquidaciones netas de fundición o facturas de compraventa de primera mano de mineral pagadas a LA COMPAÑÍA por minerales, mineral en bruto u otros productos de valor obtenidos y vendidos de LOS LOTES. La regalía de producción será calculada como sigue:	THE COMPANY will pay the CONCESSIONAIRE a royalty on net smelting proceeds (hereinafter "Production Royalties") based on net smelting proceeds or first hand mineral buying and selling invoices paid to THE COMPANY for minerals, raw minerals or any other valuable products obtained or sold from THE LOTS. The Production Royalty will be assessed as follows:
a) En caso de que LA COMPAÑÍA utilice servicios de fundición. Una regalía de producción del cinco por ciento (5 %) de las liquidaciones netas de fundición de todas las substancias obtenidas y	a) In case THE COMPANY uses smelting services. A production royalty of five percent (5%) over smelting net proceeds for all the substances obtained and sold from THE LOTS.

vendidas de LOS LOTES.

b) En caso de venta de doré, bullion u otras substancias obtenidas y vendidas de LOS LOTES por LA COMPAÑÍA; una regalía de producción del cuatro por ciento (4%) del precio real de venta de todos los minerales, mineral en bruto o productos de valor que aparezcan en las facturas de compraventa, después de deducir todos los cargos de tratamiento, castigos y cualquier otros gastos y deducciones del precio neto de venta del producto que aparezcan en las liquidaciones de fundición o cualquier otro documento aceptable por cada por cada venta por separado y después de deducir también el costo real de los fletes de dichas substancias a la fundición o cualquier otro documento aceptable por cada venta por separado de las substancias mencionadas. La regalía de producción pagadera al CONCESIONARIO conforme a lo aquíestablecido, será pagadera después de deducir y amortizar todos los pagos de Anticipo Mínimo de Regalías establecidos en la Cláusula Tercera Anterior. La COMPAÑÍA deberá efectuar el pago de Regalías de Producción al CONCESIONARIO mediante transferencia por giro a una cuenta y contra el recibo de la factura o facturas correspondientes (con el IVA agregado y desglosado), mensualmente dentro de los treinta (30) días siguientes a la fecha de terminación de cada mes en el que LA COMPAŃÍA reciba pagos finales por venta de minerales, mineral en bruto u otros productos de valor. Con base en los antecedentes mencionados, las partes:

b) In case of gold/silver bearing material, ingots or any other substances obtained and sold from THE LOTS by THE COMPANY; a production royalty of four percent (4%) on the real sale price of all the minerals, crude metals or valuable products included in the buying and selling invoices, after deducting all the processing charges, punishments or any other expenses and deductions on the net sale price of the products included in the smelting accounts or any other acceptable document for each separate sale and also after deducting the real freight cost of sending such substances to the smelting company or any other acceptable document for each separate sale of the aforementioned substances. The production royalty payable to the CONCESSIONAIRE according to what has been established herein, will be payable after deducting and repaying the Royalty Minimum Advance payment mentioned in the previous Third Clause. THE COMPANY must pay the CONCESSIONAIRE his production royalty through bank transfers to an account upon receiving the respective invoice or invoices (including VAT), every month within 30 days following the end of each month in which THE COMPANY receives final payments for the sale of minerals, raw minerals or other valuable products.

THE COMPANY CONCESSIONAIRE

must pay the his production royalty

Given the foregoing, the parties:

DECLARAN

DECLARE

1. Que los representantes de cada una de las partes que intervienen en este convenio, cuentan con las facultades requeridas para celebrarlo y que las mismas no les han sido revocadas o limitadas en forma tal que les impidiera la celebración de este convenio. 2. Que es su voluntad realizar la modificación del CONTRATO, a fin de que: específicamente de los pagos anticipados, que reciba LA COMPAÑÍA de los embarques de fundición de los concentrados de la Mina o Minas subterráneas que se produzcan Y vendan de LOS LOTES, se realicen pagos anticipados al CONCESIONARIO equivalentes al cincuenta por ciento (50%) de la Regalía de Producción que le corresponda del cálculo estimado del pago final que reciba LA COMPAÑÍA de dichas liquidaciones netas de fundición o facturas de compraventa de primera mano de mineral. En virtud de los antecedentes y declaraciones anteriores, las partes convienen en las siguientes: CLAUSULAS PRIMERA. Las partes convienen en agregar a la Cláusula CUARTA, lo siguiente a fin de que ésta quede como sigue: La COMPAÑÍA pagará al CONCESIONARIO una Regalía sobre liquidaciones netas de fundición (en adelante “Regalías de Producción”) sobre las liquidaciones netas de fundición o facturas de compraventa de primera mano de mineral pagadas a LA COMPAÑÍA por minerales, mineral en bruto u otros productos de valor obtenidos y vendidos de LOS LOTES. La regalía de producción será calculada como sigue: a) En caso de que LA COMPAÑÍA utilice servicios de fundición: Una regalía de producción del cinco por ciento (5%) de las

1. That the parties’ representatives entering into this agreement have enough authority to execute it, same authority that has not been revoked or limited whatsoever which would impede them from entering into this agreement. 2. That it is their wish to modify the AGREEMENT, for the specific circumstance that from the advanced payments THE COMPANY receives from the concentrates smelting shipments of the underground Mine or Mines produced and sold from THE LOTS it pays advance payment equivalent to a fifty percent (50%) of the Production Royalty to the estimated final payment that THE COMPANY may receive of said smelting net proceeds or buying and selling invoices. In view of the aforementioned facts and representations, the parties agree to the following:

CLAUSES

FIRST. The parties agree to include into Clause FOURTH the following; in order for same to remain as follows:

THE COMPANY will pay the CONCESSIONAIRE a Royalty on net smelting proceeds (hereinafter “Production Royalties”) based on net smelting proceeds or first hand mineral buying and selling invoices paid to THE COMPANY for minerals, raw minerals or any other valuable product obtained or sold form THE LOTS, the Production Royalty will be assessed as follows: a) In case THE COMPANY uses smelting services. A production royalty of five percent (5%) over smelting net proceeds

liquidaciones netas de fundición de todas las substancias obtenidas y vendidas de LOS LOTES.	for all the substances obtained and sold from THE LOTS.
b) En caso de venta de doré, bullion u otras substancias obtenidas y vendidas de LOS LOTES por LA COMPAÑÍA: una Regalía de Producción del cuatro por ciento (4%) del precio real de venta de todos los minerales, mineral en bruto o productos de valor que aparezcan en las facturas de compraventa, después de deducir todos los cargos de tratamiento, castigos y cualquier otros gastos y deducciones del precio neto de venta del producto que aparezcan en las liquidaciones de fundición o cualquier otro documento aceptable por cada venta por separado y después de deducir también el costo real de los fletes de dichas substancias a la fundición o cualquier otro documento aceptable por cada venta por separado de las substancias mencionadas.	b) In case of gold/silver bearing material, ingots or any other substances obtained and sold from THE LOTS by THE COMPANY; a production royalty of four percent (4%) on the real sale price of all the minerals, crude metals or valuable products included in the buying and selling invoices, after deducting all the processing charges, punishments or any other expenses and deductions on the net sale price of the products included in the smelting accounts or any other acceptable document for each separate sale and also after deducting the real freight cost of sending such substances to the smelting company or any other acceptable document for each separate sale of the aforementioned substances.
La regalía de producción pagadera al CONCESIONARIO conforme a lo aquí establecido, será pagada después de deducir y amortizar todos los pagos de Anticipo Mínimo de Regalías establecidos en la Cláusula Tercera Anterior.	The production royalty payable to the CONCESSIONAIRE according to what has been established herein will be paid after deducting and repaying the Royalty Minimum Advance payment mentioned in the previous Third Clause.
La COMPAÑÍA, deberá efectuar el pago de Regalías de Producción al CONCESIONARIO mediante transferencia por giro a una cuenta y contra el recibo de la factura o facturas correspondientes (con el IVA agregado y desglosado), mensualmente dentro de los treinta (30) días siguientes a la fecha de terminación de cada mes en el que LA COMPAÑÍA reciba pagos finales por venta de minerales, mineral en bruto u otros productos de valor.	THE COMPANY must pay the CONCESSIONAIRE his production royalty through bank transfers to an account upon receiving the respective invoice or invoices (including VAT), every month within 30 days following the end of each month in which THE COMPANY receives final payments for the sale of minerals, crude metals or other valuable products.
Adendum.	**Addendum**
Con el objeto de agilizar los pagos de los concentrados producidos y vendidos de la Mina	In order to expedite payments for the concentrates produced and sold in the

o Minas subterránea, LA COMPAÑÍA pagará al CONCESIONARIO a cuenta del pago total de Regalías de los lotes o embarques enviados a fundición (los "Embarques"), de la siguiente forma:

1.- LA COMPAÑÍA calculará al final de cada mes, el valor provisional ("Valor Provisional") de los Embarques enviados a fundición para ese mes.

2.- En base a al Valor Provisional mensual LA COMPAÑÍA, realizará una estimación de la Regalía de Producción debida del CONCESIONARIO.

3.- Dentro de los 10 días siguientes al término de cada mes, se pagará un adelanto provisional al CONCESIONARIO correspondiente al 50% del cálculo del Valor Provisional de la Regalía de Producción.

4.- La liquidación del 50% restante será pagada de acuerdo a los términos del CONTRATO.

5.- Cualquier diferencia a favor o en contra de los pagos provisionales de la Regalía de Producción serán ajustados en el pago final de la Regalía de Producción relativa a los Embarques mensuales correspondientes. En el caso de que el anticipo sea mayor al pago final, la diferencia se podrá deducir en pagos futuros.

6.- Posterior a la firma de este convenio modificatorio, las Partes calcularán los pagos provisionales de Regalías de Producción de los meses pendientes de pago por causas no atribuibles a LA COMPAÑÍA, a la fecha de celebración del presente convenio y serán pagados de acuerdo con la presente modificación, en su totalidad en tres partes iguales pagaderas dentro de los tres meses siguientes a la firma de este convenio modificatorio. Los pagos de las Regalías de Producción respecto a los pagos finales por venta de minerales, mineral en bruto u otros productos de valor que ya se hubieren liquidado en su totalidad a LA COMPAÑÍA a la fecha de celebración del presente convenio, se pagarán por LA COMPAÑÍA al CONCESIONARIO, en términos del CONTRATO.

underground Mine or Mines, THE COMPANY shall pay the CONCESSIONAIRE to account of the total payment of royalties for the lots or shipments (the "Shipments") sent to smelting, as follows:

1. The COMPANY will calculate, at the end of each month, the provisional value ("Provisional Value") of the Shipments sent to smelting for that month.

2. Based on this monthly Provisional Value THE COMPANY will figure an estimate of the Production Royalty payable to the Concessionaire.

3. Within 10 days of the end of each month, it will be paid a Provisional Advance to the CONCESSIONAIRE equal to 50% of the calculated Provisional Value of the Production Royalty due.

4. The final payment of the remaining 50% will be paid according to the AGREEMENT´s terms.

5. Any over payment or underpayment of the Provisional Advance relative to the actual Production Royalty due will be adjusted in the final Production Royalty payment due with respect to the corresponding monthly Shipments. If the overpayment is greater than what is due, adjusted against next future payment.

6. Upon signing this amendment agreement, the Parties will also calculate the Provisional Production Royalty amount payable for any back months for outstanding royalties due for causes not attributable to THE COMPANY upon the execution of this amendment agreement and pay according to this modification thereto in its totality in three equal parts within the three months following to the execution of this amendment agreement. Payments of the Production Royalties with respect to final payments of the minerals, crude metals or valuable products that had been paid in its totality to THE COMPANY at the execution of this amendment agreement, shall be paid by THE

SEGUNDA. Salvo las modificaciones contenidas en este convenio, todas las demás cláusulas del CONTRATO y los términos establecidos en las mismas, mantendrán pleno vigor y fuerza entre las partes. Habiendo leído este convenio y enteradas de sus efectos legales, las partes lo ratifican y firman en el 3 de Agusto de 2012

COMPANY to the CONCESSIONAIRE in terms of the AGREEMENT. SECOND. With the exception of the modifications included herein, all the other clauses of the AGREEMENT and terms established therein, will continue in force among the parties. Both parties, agreeing with the judicial consequences of this agreement, execute and enter into the same in on August 3, 2012.

DON DAVID GOLD, S.A.DE C.V.

William W. Reid

Ing. José Pérez Reynoso